EXHIBIT 99.2

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, NJ 08753

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 12, 2016, to the Board of Directors of OceanFirst Financial Corp. (the “Company”), as Annex D to the proxy statement/prospectus contained in that certain Registration Statement of the Company, on Form S-4 Amendment No. 2 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and Ocean Shore Holding Co., and references made to our firm and such opinion in the Registration Statement. This consent relates solely to the Registration Statement Amendment No. 2 and not to any subsequent amendment thereto or any other document. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.

Minneapolis, Minnesota

October 17, 2016